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                                  NORTH VALLEY
                                    BANCORP

North Valley Bancorp Declares Cash Dividend

December 1, 2003 - REDDING, CA.--(BUSINESS WIRE) - The Board of Directors of North Valley Bancorp (Nasdaq:NOVB), has declared a cash dividend of $0.10 (ten cents) per share. The dividend is payable on January 2, 2004 to holders of record at the close of business on December 15, 2003.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank and Six Rivers Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans. NVB has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.



For further information contact:
Michael J. Cushman                               Edward J. Czajka
President & Chief Executive Officer              Executive Vice President
(530) 226-2900    Fax: (530) 221-4877            & Chief Financial Officer